Contact Information:

CCG Elite Crocker Coulson, President / Leslie Richardson, Financial Writer Tel: +1-310-231-8600 Email: crocker.coulson@ccgir.com / leslie.richardson@ccgir.com	China Precision Steel Leada Li, CFO Email: leadali@biznetvigator.com

FOR IMMEDIATE RELEASE

China Precision Steel Announces
First Quarter Fiscal 2008 Results

SHANGHAI, China, November 21, 2007 - China Precision Steel (NASDAQ: CPSL), a niche precision steel processing company principally engaged in producing and selling high precision cold-rolled steel products, announced today its results for the first quarter of fiscal 2008 ending September 30, 2007.

2008 First Fiscal Quarter Highlights

•	Revenue increased 141% period-over-period to $25.3 million
•	Volume of precision steel sold increased 191% to 28,683 metric tons
•	Gross profit was $5.1 million, up 36.8% period-over-period
•	New cold-rolled mill currently operating at 40% capacity

“Our continued revenue growth this quarter is the result of increased sales of our low-carbon and high-carbon cold-roll steel products. Our capacity is gradually increasing with our second cold-rolled mill currently operating at 40% utilization,” commented Dr. Wo Hing Li, China Precision Steel’s Chairman and CEO. “Volume sold of precision steel products is up 191% as we continue to increase our market share.”

Revenue for the first quarter of fiscal 2008 was $25.3 million, up 141% from $10.5 million in the first quarter of fiscal 2007. The increase in revenue was driven by increased sales of high carbon and low carbon cold rolled steel resulting from the Company’s increased capacity and the continued development of its brand in China. Sales volume of precision steel products increased to 28,683 tons, up 191% from 9,859 tons in the first quarter of fiscal 2007. High carbon and low carbon products accounted for 59% and 40%, respectively, compared to 64% and 35%, respectively, in the same period a year ago. Revenue from exports was $1.5 million, or 6% of total revenues.

Gross profit in the first quarter of fiscal 2008 was $5.1 million, up 36.8% from gross profit of $3.7 million in the same period a year ago. Gross margin was 20.0% compared to 35.3% from the prior year period. The gross profit margin was negatively impacted by a change in sales mix in the current quarter, which resulted in increased sales of lower margin products in the high-carbon cold-rolled steel product line. Gross margin was also negatively impacted by higher depreciation costs associated with the addition of a second mill, which increased cost of sales.

Operating expenses were $1.2 million, or 4.8% of revenue, compared to $236,302 or 2.2% of revenue, in the first quarter of fiscal 2007. The increase in operating expenses was primarily due to a provision for bad debts of $625,998 recorded in the first quarter of fiscal 2008. Administrative expenses increased due to the amortization of intangible assets, compliance costs associated with the Company's U.S. regulatory and reporting requirements and higher salaries and wages. Selling expenses increased principally due to higher transportation expenses resulting from a broader customer base, including exports, as well as an increase in the frequency of deliveries.

Operating income for the first quarter of fiscal 2008 was $3.8 million, up 10.8% from operating income of $3.5 million in the same quarter last year.

Net income for the first quarter of fiscal year 2008 was $2.9 million, unchanged from $2.9 million in the same period of the prior year. Fully diluted earnings per share were $0.08 compared to $0.12 in the comparable period a year ago. Weighted average diluted shares outstanding for the quarter increased to 37.4 million, reflecting an increase of about 14.1 million shares principally related to a private placement of the Company’s equity securities in February 2007.

Financial Condition

As of September 30, 2007, China Precision Steel had $6.0 million in cash and cash equivalents, total liabilities of $41.2 million and working capital of $19.2 million. Shareholders’ equity stood at $54.9 million compared to $51.1 million as of June 30, 2007.

Business Outlook

China Precision Steel’s new cold-rolled mill with 150,000 metric tons of design capacity is operating at 40% utilization. It is expected to reach 50% utilization by the end of calendar year 2007. The Company has plans to commence the construction of a third mill with 150,000 metric tons of capacity in the first quarter of 2008.

“We are continuing with our plans to expand our production capacity. We recently completed a registered direct financing for net proceeds of $44 million. With the additional funds, we are in the position to begin construction on our third mill at the beginning of 2008,” commented Dr. Li. “We are expanding our capacity to meet the market demand in China for high quality precision steel. We have recently embarked on several new R&D projects, which include cold rolled steel used in drawer guidance rails and in double layer welded pipes for various industrial applications.”

Subsequent Events

On November 6, 2007, China Precision Steel completed a registered direct offering to certain institutional investors of an aggregate of 7,100,000 shares of its common stock at a purchase price of $6.75 per share and an aggregate of 1,420,000 warrants to purchase its common stock, for net proceeds of approximately $44 million. Approximately $18 million of the net proceeds will be used to purchase a new hydrogen annealing furnace and a new 1700 mm cold rolled mill, approximately $22 million will be used to repay certain existing bank debt, and the balance will be available for general corporate purposes.

On November 12, 2007, at the Annual Meeting of the Company’s shareholders in New York City, the Company’s shareholders approved the reincorporation of the Company in the state of Delaware. The reincorporation was effected on November 16, 2007 through a merger with and into the Company’s wholly-owned subsidiary.

About China Precision Steel

China Precision Steel is a niche precision steel processing company principally engaged in the production and sale of high precision cold-rolled steel products and provides value added services such as heat treatment and cutting medium and high carbon hot-rolled steel strips. China Precision Steel produces high precision ultra-thin, high strength (7.5 mm to 0.05 mm) cold-rolled steel products primarily for automotive components, food packaging materials, saw blades and textile needle manufacturing companies in the People’s Republic of China. However, China Precision Steel is expanding into overseas markets such as Nigeria, Thailand, Indonesia and the Philippines, and intends to expand into Japan, the European Union and the United States in the future.

Conference Call

China Precision Steel will host a conference call on Monday, November 26 at 9:00 am EST to discuss first quarter of fiscal 2008 results. To participate in the live conference call, please dial the following number five to ten minutes prior to the scheduled conference call time: 888-482-0024. International callers should dial 617-801-9702. When prompted by the operator, mention conference pass code 102 675 48.

If you are unable to participate in the call at this time, a replay will be available for seven days starting on Monday, November 26, 2007 at 11:00 a.m. Eastern Time. To access the replay, dial 888-286-8010 and enter the pass code 41024398. International callers should dial 617-801-6888 and enter the same pass code 41024398.

This conference call will be broadcast live over the Internet and can be accessed by all interested parties by clicking on http://www.chinaprecisionsteelinc.com. Please access the link at least fifteen minutes prior to the start of the call to register, download, and install any necessary audio software. For those unable to participate during the live broadcast, a 90-day replay will be available shortly after the call by accessing the same link.

Forward-Looking Statements

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Certain statements in this press release and oral statements made by China Precision Steel on its conference call in relation to this release, constitute forward-looking statements for purposes of the safe harbor provisions under The Private Securities Litigation Reform Act of 1995. These statements include, without limitation, statements regarding our ability to prepare the company for growth, the Company’s planned manufacturing capacity expansion in 2007 and predictions and guidance relating to the Company’s future financial performance. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs but they involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements, business conditions in China, weather and natural disasters, changing interpretations of generally accepted accounting principles; outcomes of government reviews; inquiries and investigations and related litigation; continued compliance with government regulations; legislation or regulatory environments, requirements or changes adversely affecting the businesses in which China Precision Steel is engaged; cyclicality of steel consumption including overcapacity and decline in steel prices, limited availability of raw material and energy may constrain operating levels and reduce profit margins, environmental compliance and remediation could result in increased cost of capital as well as other relevant risks not included herein. The information set forth herein should be read in light of such risks. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements made herein speak only as of the date of this press release and the Company undertakes no duty to update any forward-looking statement to conform the statement to actual results or changes in the company’s expectations.

– Financial Tables Follow –

China Precision Steel, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
For the Three Months Ended September 30. 2007 and 2006
(Unaudited)

	2007	2006

Revenues
Sales revenues	$25,312,698	$10,503,348
Cost of goods sold	20,245,135	6,800,098
Gross profit	5,067,563	3,703,250
Operating expenses
Selling expenses	100,705	39,697
Administrative expenses	486,377	186,188
Provision for bad debts	625,998	-
Depreciation and amortization expense	13,632	10,417
Total operating expenses	1,226,712	236,302

Income from continuing operations	3,840,851	3,466,948

Other income (expense)
Other revenues	9,155	-
Interest and finance costs	(442,141)	(203,339)
Total other income (expense)	(432,986)	(203,339)

Net income from continuing operations
before income tax	3,407,865	3,263,609
Provision for (benefit from) income tax
Current	(182,977)	929,370
Deferred	690,116	(475,009)
Total income tax expense	507,139	454,361
Net income before discontinued operations	2,900,726	2,809,248
Net income from discontinued operations	-	155,072
Net income	$2,900,726	$2,964,320

Basic earnings per share
From continuing operations	$0.08	$0.11
From discontinued operations	$-	$0.01
Total	$0.08	$0.12
Basic weighted average shares outstanding	37,378,143	24,283,725
Diluted earnings per share
From continuing operations	$0.08	$0.11
From discontinued operations	$-	$0.01
Total	$0.08	$0.12
Diluted weighted average shares outstanding	38,397,325	24,283,725

China Precision Steel, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets

	(Unaudited)
	September 30,	June 30,
	2007	2007
Assets

Current assets
Cash and equivalents	$6,049,792	$5,504,862
Accounts receivable
Trade, net of allowances of $908,008 and $273,461
at September 30, 2007 and June 30, 2006, respectively	14,103,862	8,242,044
Bank acceptance notes	14,862,667
Other	19,362	85,708
Inventory	7,827,785	15,723,704
Deposits	-	82,758
Prepaid expenses	14,702	-
Advances to suppliers, net of allowance of $2,305,637 and
$3,502,184 at September 30, 2007 and June 30, 2006,
respectively	11,521,415	11,699,918

Total current assets	54,399,585	41,338,994

Property and equipment
Land use rights	1,475,342	1,124,583
Property and equipment, net	29,290,837	29,238,227
Construction-in-progress	10,846,113	10,355,763

	41,612,292	40,718,573

Goodwill	99,999	99,999

Total assets	$96,111,876	$82,157,566

Liabilities and Stockholders' Equity

Current liabilities
Accounts payable and accrued liabilities	$3,537,985	$4,855,932
Advances from customers	8,286,100	1,720,812
Other taxes payables	2,054,814	716,554
Current income taxes payable	2,197,655	1,892,866
Deferred income taxes payable	1,791,265	1,064,028
Amounts due to directors	845,523	-
Current portion of long-term debt	-	6,163,445
Notes payable	16,490,833	9,842,520

Total current liabilities	35,204,175	26,256,157

Long-term debt, net of current portion shown above	6,008,889	6,878,714

Stockholders' equity:
Preferred stock: $0.001 per value, 8,000,000 shares
authorized, no shares outstanding at June 30, 2007 and 2006
Ordinary stock: $0.001 par value, 62,000,000 shares
authorized, 37,378,143 and 24,283,725 issued and
outstanding June 30, 2007 and 2006	37,378	37,378
Additional paid-in capital	31,867,063	31,867,063
Accumulated other comprehensive income	3,085,407	2,192,160
Retained earnings	19,908,964	17,008,238

Total stockholders' equity	54,898,812	51,104,839

Amounts due from directors	-	(2,082,144)

Total liabilities and stockholders' equity	$96,111,876	$82,157,566

China Precision Steel, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
For the Three Months Ended September 30, 2007 and 2006
(Unaudited)

	2007	2006
Cash flows from operating activities
Net Income	$2,900,726	$2,964,320
Adjustments to reconcile net income to net cash provided by
(used in) operating activities
Depreciation	493,613	260,892
Less income from discontinued operations - Oralabs, Inc	-	(155,072)
Provision for doubtful accounts	625,998	-
Net changes in assets and liabilities:
Accounts receivable, net	(21,208,354)	981,606
Inventories	8,039,005	(8,236,768)
Advances to suppliers	284,972	(4,506,824)
Deposits	82,758	(196,233)
Prepayments	(14,702)	-
Accounts payable and accrued expenses	(1,362,136)	10,805,570
Advances from customers	6,549,629	2,976,867
Deferred income taxes	690,166	(475,009)
Current income taxes	(182,977)	929,370
Taxes payable	1,826,668	139,996

Net cash provided by operating activities	(1,274,634)	5,488,715

Cash flows from investing activities
Purchases of fixed assets including construction in progress	(1,016,793)	(5,230,112)

Net cash (used in) investing activities	(1,016,793)	(5,230,112)

Cash flows from financing activities
Advances from directors, net	2,946,615	(3,894,566)
Notes payable proceeds	16,490,833	4,233,252
Repayments of notes payable	(17,084,041)	-

Net cash provided by financing activities	2,353,407	338,686

Effect of exchange rate	479,950	97,772

Net increase (decrease) in cash	541,930	695,061

Cash and cash equivalents, beginning of year	5,504,862	186,955

Cash and cash equivalents, end of year	$6,046,792	$882,016

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